Exhibit 2.8

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of January 8, 2019, by and among AquaMed Technologies, Inc., a Delaware corporation (“Parent”), AQ TOP, LLC, a Delaware limited liability company (“Merger Sub”), and TO Pharmaceuticals LLC, a Delaware limited liability company (“Company”). Parent, Merger Sub and Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings assigned to them in the Original Agreement (defined below).

RECITALS

WHEREAS, Parent, Merger Sub and Company are parties to that certain Agreement and Plan of Merger, dated as of November 27, 2018 (including the exhibits and schedules attached thereto, the “Original Agreement”);

WHEREAS, the Parties desire to amend and restate Section 8.1(b) and amend Exhibit A of the Original Agreement as provided herein;

WHEREAS, the Board of Managers of the Company and the Board of Directors of the Parent have each previously approved this Amendment; and

WHEREAS, the Parties constitute all of the parties required to amend the Original Agreement in accordance with Section 9.2 thereof as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Amendments to the Original Agreement.

A. Section 8.1(b) of the Original Agreement is hereby amended and restated in its entirety as follows: “by either Parent or the Company if the Merger shall not have been consummated by April 11, 2019 (the “End Date”); provided, however, in the event that the SEC has not concluded its review of the preliminary proxy statement in connection with the Adynxx Merger or the Registration Statement by the date which is sixty (60) days prior to the End Date, then Parent or the Company shall be entitled to extend the End Date for an additional sixty (60) days; provided further, that a party shall not be permitted to terminate this Agreement pursuant to this Subsection (b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;”.

B. The definition of Registration Statement in Exhibit A of the Original Agreement is hereby amended to replace the phrase “[…] on Form 10” with “[…] on Form S-1”.

2.             Effect of Amendments. Except as amended as set forth above, the Original Agreement shall continue in full force and effect. Nothing in this Amendment shall be construed to modify any provision of the Original Agreement other than as specifically amended as set forth above. The Original Agreement, as amended hereby, remains in full force and effect. Any reference to the Original Agreement contained in the Original Agreement shall, from and after the date hereof, be deemed to refer to the Original Agreement as amended hereby. The Original Agreement, as amended by this Amendment, represents the entire understanding and agreement of the Parties with respect to the subject matter of this Amendment, supersedes all prior negotiations between the Parties, and may not be amended, supplemented, or changed orally but only by an agreement in writing signed by the Party or Parties against whom enforcement is sought and making specific reference to this Amendment. If there are any conflicts between this Amendment and the Original Agreement, then this Amendment will govern and control.

3.             Consent and Waiver. Parent hereby consents to the transactions contemplated by, and irrevocably waives the terms of Section 4.3(b) of the Original Agreement, solely with respect to (i) the amendment to the license agreement, dated as of April 13, 2017, by and between Tikun Olam Ltd, an Israeli corporation (“Tikun Olam”), and TO Pharmaceuticals USA LLC, a Delaware limited liability company (“TOPUSA”), dated as of December 9, 2018, by and between Tikun Olam and TOPUSA; and (ii) the amendment to the license agreement, dated as of April 13, 2017, by and between Tikun Olam and Tikun Olam IP Ltd., a Cayman Islands company (“TOIP”), dated as of December 9, 2018, by and between Tikun Olam and TOIP.

4.             Financial Statements. As promptly as practicable after the date of this Amendment, and in any case, no later than March 1, 2019, each of Parent and Company will deliver to the other party audited financial statements of Parent or Company, as applicable, for the fiscal year ended December 31, 2018 (together, the “2018 Audited Financials”). The 2018 Audited Financials (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (ii) will fairly present the consolidated financial position of Parent and Company and their applicable Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, and (iii) will be consistent with, and prepared from, the books and records of Parent or Company, as applicable.

5.             Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State, without reference to such State’s or any other state’s or other jurisdiction’s principles of conflict of laws.

6.             Binding Effect. This Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors, heirs, executors, administrators, legal representatives, and permitted assigns.

7.             Counterparts. This Amendment may be executed in multiple counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that a signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” or other electronic format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile, “.pdf,” or other electronic format signature page were an original thereof.

* * * * *

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the Parties as of the date first written above.

PARENT:

AQUAMED TECHNOLOGIES, Inc.

By:	/s/ David I. Johnson
Name:	David I. Johnson
Title:	Chief Executive Officer

merger sub:

AQ TOP, LLC

By:	/s/ David I. Johnson
Name:	David I. Johnson
Title:	Chief Executive Officer

company:

TO PHARMACEUTICALS LLC

By:	/s/ Barry Farkas
Name:	Barry Farkas
Title:	Manager

Signature Page to

Amendment No. 1 to Agreement and Plan of Merger